EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES RECEIPT OF

REGULATORY APPROVAL FOR DIVIDEND FROM HOME FEDERAL BANK

AND APPROVAL OF STOCK REPURCHASE PROGRAM

SHREVEPORT, La — March 7, 2024 — Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL), the holding company for Home Federal Bank, announced today that Home Federal Bank had received regulatory approval for the payment of $10.0 million of dividends from the Bank to the Company. It is anticipated that the payment will be used for the Company’s ongoing operations, as well as fund stock repurchases and dividends to shareholders. The Bank anticipates paying the dividend in four installments over four quarters in 2024.

In addition, the Company announced today that its Board of Directors on March 7, 2024, approved the Company’s twelfth stock repurchase program. The new repurchase program provides for the repurchase of up to 60,000 shares, or approximately 2.0% of the Company’s outstanding common stock from time to time, in open market or privately negotiated transactions.  The stock repurchase program does not have an expiration date.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its ten full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, Chairman of the Board, President and Chief Executive Officer (318) 222-1145